Exhibit 99.1

Cannae Holdings, Inc. Announces Reduction in the Size of its Board of Directors to Ten Members

~ Woodrow Tyler and Mark Linehan will not Stand for Re-election at Cannae’s 2026 Annual Meeting of Shareholders ~

LAS VEGAS, November 5, 2026 – Cannae Holdings, Inc. (NYSE: CNNE) (“Cannae” or the “Company”) today announced that Woodrow (“Woody”) Tyler and Mark Linehan each notified the Board of Directors that they will not stand for re-election at Cannae’s December 11, 2026 Annual Meeting of Shareholders.

“On behalf of the Board, we thank Woody and Mark for their service to Cannae,” Douglas K. Ammerman, Chairman of Cannae’s Board of Directors, commented. “Woody and Mark have brought significant experience and valuable perspectives to our Board, and we appreciate the work they have done in helping drive Cannae’s strategy and governance forward.”

Following Cannae’s 2026 Annual Meeting of Shareholders, the Board has determined the size of Cannae’s Board will be ten members.

About Cannae Holdings, Inc.

Cannae is a diversified holding company that provides shareholders a unique opportunity to generate returns through owning a portfolio of operating businesses. The Company is transitioning its portfolio to focus on sports and entertainment-related assets, with the goal of building a more concentrated and synergistic portfolio designed to generate long-term investment returns and stock price appreciation for shareholders. We believe Cannae’s permanent capital base, long-term ownership and active involvement in the management and operations of our companies help maximize the value of those businesses for our shareholders.

Cannae primarily acquires interests in operating companies and is actively engaged in managing and operating a core group of those companies. We believe that our long-term ownership and active involvement in the management and operations of companies helps maximize the value of those businesses for shareholders. We are a long-term owner that secures control and governance rights of other companies primarily to engage in their lines of business, and we have no preset time constraints dictating when we sell or dispose of our businesses. For more information, see cannaeholdings.com.

Forward-Looking Statements and Risk Factors

This communication includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. Forward-looking statements include statements about our business, strategic plans, future performance, return of capital, and the impact of our actions on shareholder value, and commitments outlined in this communication or elsewhere. These statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” and similar references to future periods, or by the inclusion of forecasts or projections. We caution readers not to place undue reliance on forward-looking statements. We expect that certain disclosures made in this communication may be updated or revised in the future as the quality and completeness of our data and methodologies continue to improve. Important factors that could cause actual results to differ materially from expectations are described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and in other filings we make with the SEC. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors, except where we are expressly required to do so by law.

Company contact:

Jamie Lillis, Managing Director, Solebury Strategic Communications, 203-428-3223, jlillis@soleburystrat.com